EX-28.d.2.m

SUB-ADVISORY AGREEMENT

AGREEMENT dated this ___ day of March, 2011 among THE DFA INVESTMENT TRUST COMPANY, a Delaware statutory trust (the “Fund”), DIMENSIONAL FUND ADVISORS LP, a Delaware limited partnership (“DFA”), and DIMENSIONAL FUND ADVISORS LTD., a company organized under the laws of England (“DFAL”).

WHEREAS, DFA is the investment advisor to all the series of the Fund, including the Dimensional Retirement Equity Fund I (the “Series”); and

WHEREAS, the Series invests in United Kingdom and European securities as categorized, defined, and limited in accordance with the Fund’s prospectus; and

WHEREAS, DFAL personnel have expertise in certain business areas pertinent to the business operations of the Series and the selection of brokers or dealers and the execution of trades with respect to United Kingdom and European securities; and

WHEREAS, DFA wishes to retain DFAL as sub-advisor with respect to the Series, and DFAL wishes to act as sub-advisor, upon the terms hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants and conditions contained herein, the parties hereto agree as follows:

1.           Services to be Performed.  DFA hereby employs, subject to approval by the Board of Trustees of the Fund and supervision by DFA, DFAL to furnish, at DFAL’s expense, the services described below with respect to the Series, if requested by DFA:

a.
DFAL shall have the authority and responsibility to select brokers or dealers to execute purchases and sales of eligible securities for the Series.  Such authority and responsibility shall include, without limitation, the maintenance of a trading desk; the determination of the best and most efficient means of purchasing and selling such portfolio securities in order to achieve best price and execution; and the allocation of trades among brokers and dealers, including any affiliate of the Fund or of any investment advisor or affiliate thereof, subject to Section 17 of the Investment Company Act of 1940, as amended (the “1940 Act”).  In carrying out its obligations hereunder, DFAL will act with a view to the Series’ objectives, as set forth in the Fund’s registration statement and otherwise communicated to DFAL by DFA, including the objectives of receiving best price and execution for portfolio transactions and of causing as little price fluctuation in the market prices of stocks being purchased or sold as reasonably possible under prevailing market circumstances as well as in light of the size of the transaction being executed.  DFA will advise DFAL of changes in the Fund’s Amended and Restated Agreement and Declaration of Trust, Amended and Restated By-Laws, and registration statement, and any objectives not appearing therein as they may be relevant to DFAL’s performance under this Agreement.  DFA will furnish to DFAL reports on cash available for investment and needed for redemption payments.  DFA shall be responsible to the Board of Trustees of the Fund for the preparation of schedules of securities eligible for purchase and sale by the Series

(“execution schedules”), and shall prepare such schedules on at least a semi-annual basis, it being understood that DFA may consult with DFAL in connection therewith, and may delegate to DFAL the preparation of such schedules.  On at least a semi-annual basis DFA will review the Series’ holdings, make, itself or in consultation with DFAL, any necessary adjustments to the execution schedules and review the securities trading process and executions.  DFAL is authorized to have orders executed for more or fewer shares than set forth on the execution schedules when market conditions and other factors permit or require, provided that such variances from the execution schedules are within the parameters agreed to by DFA from time to time or in specific cases.  DFAL shall report the results of all trading activities and all such other information relating to portfolio transactions for the Series as DFA may reasonably request, on a daily basis, to DFA and any other entity designated by DFA, including without limitation the custodian of the Fund.  DFAL shall review and coordinate its agency trading and execution strategies, practices and results with DFA as frequently as reasonably requested.

b.	DFAL shall maintain, and periodically review with DFA and the Fund, policies and procedures necessary to ensure the effectiveness of on-line communications systems between DFAL, DFA and the Fund.

c.
DFAL shall periodically provide DFA with data concerning the United Kingdom and European equity market; and it shall maintain and provide to DFA current financial information with respect to specific United Kingdom and European equity market stocks on the execution schedules.  DFAL shall also furnish DFA with advice and information regarding securities of United Kingdom and European equity market small companies and shall provide DFA with such recommendations in connection with the investment therein by the Series as DFAL shall deem necessary and advisable in light of the investment objective and policies of the Series.

2.           Compensation.  For the services provided by DFAL hereunder DFA shall pay DFAL a fee equal to $13,000 per year, to be paid on a quarterly basis. In the event that this Agreement is terminated at other than quarter-end, the fee for such quarter shall be prorated.  Compensation shall only be provided to DFA Australia under this Agreement if services are requested by DFA to be provided under this Agreement and such services are provided by DFA Australia.

3.           Liability of DFAL.  Except as provided by the next sentence, DFAL shall not be liable for any error of judgment or of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except loss resulting from willful misfeasance, bad faith or gross negligence on the part of DFAL in the performance of its obligations and duties or by reason of its reckless disregard of its obligations and duties under this Agreement.  The foregoing sentence does not apply to any liability which DFAL may have arising out of the execution by it or any of its employees, officers or agents of portfolio transactions for the Fund.

4.           Term.  This Agreement shall become effective as of March ___, 2011 and shall remain in effect until March ___, 2013, unless sooner terminated as hereinafter provided and shall continue in effect from year to year thereafter, but only so long as such continuance is specifically approved, at least annually, by (a) the vote of a majority of the Fund’s Trustees, or (b) the vote of a majority of the outstanding voting securities of the Series and (c) the vote of a majority of those Trustees who are not parties to this Agreement or interested persons of any such party (except as Trustees of the Fund) cast in person at a meeting called for the purpose of voting on such approval.  The terms “interested persons” and “vote of a majority of the outstanding voting securities” shall have the meanings respectively set forth in Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

This Agreement may be terminated by DFA or by DFAL at any time without penalty on ninety (90) days’ written notice to the other party hereto, and may also be terminated at any time without penalty by the Board of Trustees of the Fund or by vote of the holders of a majority of the outstanding voting securities of the Series on sixty (60) days’ written notice to DFAL by the Fund.

This Agreement shall automatically terminate in the event of its assignment.  The term “assignment” for this purpose shall have the meaning set forth in Section 2(a)(4) of the 1940 Act.

This Agreement shall automatically terminate with respect to the Series in the event that the Investment Advisory Agreement for the Series between DFA and the Fund is terminated, assigned or not renewed.

5.           Notice.  Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notices.

6.           Governing Law and Consent to Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any U.S. federal law, regulation or rule, including the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and any rules and regulations promulgated thereunder.  The parties agree and consent to the jurisdiction of the State and federal courts of Maryland.

7.           Schedules.  Schedules to this Agreement form a part of it.

[signature page follows]

IN WITNESS WHEREOF, DFA, DFAL and the Fund have caused this Agreement to be executed as of the day and year above written.

DIMENSIONAL FUND ADVISORS LP

By: DIMENSIONAL HOLDINGS INC.,

General Partner

By:
Name:
Title:

DIMENSIONAL FUND ADVISORS LTD.

By:
Name:

Title:

THE DFA INVESTMENT TRUST COMPANY

By:
Name:

Title:

Schedule to Sub-Advisory Agreement

CUSTOMER CATEGORISATION

DFAL is authorised and regulated by the Financial Services Authority in the United Kingdom (the FSA”). DFAL has categorised DFA as a Professional Client (as defined in the FSA Rules) and DFAL will provide its services hereunder on that basis.

DFA has the right to request DFAL to categorise it as a retail client (as defined in the FSA Rules) either generally or in specific circumstances.  However, if DFA were to request to be categorized as a retail client, DFAL would not be able to provide the services outlined in the Agreement as DFAL does not provide services to retail clients.

Any reference to “FSA Rules” shall means the rules, guidance, principles and codes comprised in the Handbook of Rules and Guidance issued by the FSA.

The parties understand and agree that such categorisation is not intended to, and does not, affect the relationship between and among the parties under the 1940 Act or the Advisers Act.